 Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income of $1.4 million, or $0.53 per share for the three-month period ended December 31, 2019
●	Total loans increased by $27.2 million, or an annualized 14.7%, for the six-month period ended December 31, 2019 compared to June 30, 2019
●	Total deposits increased by $15.5 million, or an annualized 6.6%, for the six-month period ended December 31, 2019 compared to June 30, 2019
●	Non-performing loans to total loans declined to 0.11% at December 31, 2019

Minerva, Ohio— January 16, 2020 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.4 million for the second quarter of fiscal year 2020 compared with $1.8 million for the second quarter of fiscal year 2019. The annualized return on average equity was 10.66% and the annualized return on average assets was 1.01% for the second quarter of fiscal year 2020. Net income for the second quarter of fiscal year 2019 was positively impacted by a negative provision for loan loss expense of $775 thousand primarily as a result of net recoveries of $806 thousand that were collected during the three months ended December 31, 2018.

Assets at December 31, 2019 totaled $574.6 million, an increase of $20.6 million, or an annualized 7.5%, from June 30, 2019. Loans increased by $27.2 million, or an annualized 14.7%, and deposits increased by $15.5 million, or an annualized 6.6%, for the six-month period ended December 31, 2019.

Net interest income for the three months ended December 31, 2019 increased by $422 thousand, or 9.6%, compared to the same period last year, with interest income increasing by $715 thousand and interest expense increasing by $293 thousand. The increase in interest income was primarily the result of a $53.6 million increase in average interest-earning assets from the three months ended December 31, 2018. The net interest margin was 3.62% for the quarter ended December 31, 2019, 3.61% for the quarter ended September 30, 2019 and 3.69% for the quarter ended December 31, 2018.

“I believe strong balance sheet growth, excellent credit quality, and noninterest expense control each contributed to our second quarter of fiscal year 2020 results. Annualized loan growth of 14.7% continues the growth that that the bank reported last fiscal year and reflects increases in each of the commercial, residential mortgage and consumer loan portfolios. Low net charge-offs and declining nonperforming assets; now at 0.07%, continue the trend of low loan loss provision and collection expenses which, along with other operation cost reductions, is reflected in the 1.4% increase in noninterest expenses and declining efficiency ratio,” said Ralph J. Lober II, President and Chief Executive Officer. “We are also pleased that the previously announced merger of The Peoples National Bank of Mount Pleasant has now closed. Our staff is working to expand the product offerings and sales efforts in Ohio’s Jefferson, Harrison, and Belmont counties.”

Other income increased by $81 thousand for the three-month period ended December 31, 2019 compared to the same prior year period. Within other income for the three months ended December 31, 2019, service charges on deposit accounts increased by $39 thousand, or 12.1%, and debit card interchange income increased by $15 thousand, or 4.1%, from the same prior year period.

Other expenses increased by $55 thousand, or 1.4%, for the three-month period ended December 31, 2019 compared to the same prior year period.

Non-performing loans were $428 thousand at December 31, 2019, $786 thousand at June 30, 2019 and $900 thousand at December 31, 2018. The allowance for loan losses (ALLL) as a percent of total loans at December 31, 2019 was 1.02% and net charge-offs of $8 thousand were recorded for the six-month period ended December 31, 2019 compared with an ALLL to loans ratio of 1.07% at December 31, 2018 and net recoveries of $806 thousand for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its fifteen full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements include statements relating to the merger transaction with Peoples Bancorp and the post-merger integration, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. These risks and uncertainties include, but are not limited to, the following: unanticipated difficulties or expenditures relating to the merger; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; disruptions of current plans and operations caused by the merger and the resulting integration of Peoples Bancorp with Consumers; potential difficulties in employee retention due to the merger; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the merger within anticipated time frames or at all; the response of customers, suppliers and business partners to the merger; risks related to diverting management’s attention from Consumers’ ongoing business operations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Total interest income	$5,778	$5,063	$11,494	$9,958
Total interest expense	982	689	2,017	1,285
Net interest income	4,796	4,374	9,477	8,673
Provision for loan losses	185	(775)	315	(660)
Other income	1,025	944	2,494	2,439
Other expenses	3,935	3,880	8,240	7,564
Income before income taxes	1,701	2,213	3,416	4,208
Income tax expense	261	364	473	686
Net income	$1,440	$1,849	$2,943	$3,522
Basic and diluted earnings per share	$0.53	$0.68	$1.07	$1.29

Consolidated Statements of Financial Condition	December 31, 2019	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$14,028	$9,461	$9,749
Certificates of deposit in other financial institutions	994	1,983	2,473
Securities, available-for-sale	133,082	144,010	143,833
Securities, held-to-maturity	3,580	3,786	3,824
Federal bank and other restricted stocks, at cost	1,723	1,723	1,459
Loans held for sale	3,220	1,657	1,068
Total loans	396,393	369,175	333,562
Less: allowance for loan losses	4,095	3,788	3,569
Net loans	392,298	365,387	329,993
Other assets	25,647	25,929	25,556
Total assets	$574,572	$553,936	$517,955
Liabilities and Shareholders’ Equity
Deposits	$487,645	$472,174	$442,530
Other interest-bearing liabilities	28,170	26,386	24,699
Other liabilities	4,721	4,210	3,830
Total liabilities	520,536	502,770	471,059
Shareholders’ equity	54,036	51,166	46,896
Total liabilities and shareholders’ equity	$574,572	$553,936	$517,955

	At or For the Six Months Ended
Performance Ratios:	December 31, 2019	December 31, 2018
Return on Average Assets (Annualized)	1.04%	1.38%
Return on Average Equity (Annualized)	11.03	15.71
Average Equity to Average Assets	9.42	8.75
Net Interest Margin (Fully Tax Equivalent)	3.62	3.69

Market Data:
Book Value to Common Share	$19.68	$17.15
Dividends Paid per Common Share (YTD)	0.27	0.26
Period End Common Shares	2,745,658	2,733,845

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	—	(0.48)%
Non-performing Assets to Total Assets	0.07%	0.17%
ALLL to Total Loans	1.02	1.07